Exhibit 4.1

SECOND AMENDMENT

TO THE

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

BETWEEN

CASTLE BRANDS INC.,
CASTLE BRANDS (USA) CORP.

AND

ACF FINCO I LP

DATED AS OF SEPTEMBER 22, 2014

Effective Date: August 7, 2015

SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Second Amendment to Amended and Restated Loan and Security Agreement (this “Amendment”) is dated as of August 17, 2015 and is by and among CASTLE BRANDS INC., a corporation organized under the laws of the State of Florida (“CBI”), CASTLE BRANDS (USA) CORP., a corporation organized under the laws of the State of Delaware (“CBUSA”) (individually and collectively, “Borrower”), and ACF FINCO I LP, a Delaware limited partnership and successor-in-interest to Keltic Financial Partners II, LP (“Lender”).

RECITALS:

Borrower and Lender are parties to an Amended and Restated Loan and Security Agreement dated as of September 22, 2014, as amended by a First Amendment dated as of August 7, 2015 (the “Credit Agreement”), in connection with which Borrower delivered an Amended and Restated Revolving Credit Note dated August 7, 2015 in a maximum principal amount of $19,000,000 (the “Revolving Credit Note”) and other agreements, documents and instruments in connection therewith (all of the foregoing, as the same may be amended, restated, or otherwise modified from time to time to be collectively referred to as the “Loan Documents”).

A “Purchased Inventory Sublimit” was added to the Credit Agreement pursuant to the First Amendment. The First Amendment failed to include the interest rate applicable to the Purchased Inventory Sublimit. Upon the terms and conditions contained in this Amendment Borrower and Lender have agreed to amend the Credit Agreement to include the correct interest rate for the Purchased Inventory Sublimit as provided below.

AGREEMENT:

1. Defined Terms. Unless otherwise defined in the Recitals or in the body of this Amendment, all capitalized terms shall have the meanings ascribed to such terms in the Loan Documents.

2. Borrower Representations. Borrower hereby represents to Lender, that:

(a) All Loan Documents executed by Borrower, including without limitation the Credit Agreement, constitute valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with the terms thereof;

(b) Borrower has no claims, offsets, counterclaims, or defenses with respect to the payment or performance of any Obligations owing to Lender under any of the Loan Documents;

(c) After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing under the terms of the Loan Documents; and

(d) As a material inducement to Lender entering into this Amendment, Borrower acknowledges and agrees that Lender is relying on the accuracy and veracity of each of the representations, above.

3. Revolving Credit Rate. The first sentence of the definition of “Revolving Credit Rate” contained in the Definitions Schedule attached to and made a part of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“means (i) with respect to the Purchased Inventory Sublimit, a fluctuating rate that, when annualized, is equal to the greatest of (A) the Prime Rate plus four and one quarter percent (4.25%), (B) the LIBOR Rate plus six and three quarters percent (6.75%), and (C) seven and one half percent (7.50%), and (ii) with respect to the Revolving Credit other than the Purchased Inventory Sublimit, a fluctuating rate that, when annualized, is equal to the greatest of (A) the Prime Rate plus the “Prime Rate Index”, (B) the LIBOR Rate plus the “LIBOR Index”, and (C) the “Rate Floor”, as indicated in the chart below:”

4. Effective Date. This Amendment shall be effective as of August 7, 2015 (the “Effective Date”).

5. Specificity of Provisions. The amendments set forth herein are limited precisely as written and shall not be deemed to (a) be a consent to or a waiver of any other term or condition of the Credit Agreement or any other Loan Document, or (b) prejudice any right or rights which Lender may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document. From and after the Effective Date of this Amendment, whenever the Credit Agreement is referred to in the Credit Agreement or in any other Loan Document, it shall be deemed to mean the Credit Agreement as modified by this Amendment.

6. Binding Effect of Loan Documents. Borrower hereby acknowledges and agrees that upon giving effect to this Amendment, the Credit Agreement, the Revolving Credit Note and each other Loan Document (other than the 2014 Term Note) shall continue to be binding upon such Borrower and shall continue in full force and effect.

7. Choice of Law. This Amendment and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of New York without regard to conflicts of law principles.

8. Counterparts. This Amendment may be executed by one or more the parties to this Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers.

LENDER:

ACF FINCO I LP

By: Name: Its:	/s/ Oleh Szczupak Oleh Szczupak Vice President

Date: 8/17/2015

BORROWER:

CASTLE BRANDS INC.

By: Name: Its: Date:	/s/ Alfred J. Small Alfred J. Small CFO 8/17/2015

CASTLE BRANDS (USA) CORP.

By: Name: Its: Date:	/s/ Alfred J. Small Alfred J. Small CFO 8/17/2015